EXHIBIT 99.1

Sun Healthcare Group, Inc.
Updates 2009 Guidance;
Adjusts for Reimbursement Environment

Contact: Investor Inquiries (505) 468-2341
Media Inquiries (505) 468-4582

        Irvine, Calif. (Sept. 9, 2009) - Sun Healthcare Group, Inc. (NASDAQ GS: SUNH) today announced an update to its full-year 2009 guidance. The revised guidance reflects the estimated impact of changes in the Medicare and Medicaid reimbursement environments.

Updated 2009 Full-Year Guidance

Sun is updating its previously-issued guidance for 2009 to reflect changes in Medicare and Medicaid reimbursement.

(Dollars in millions, except EPS)	UPDATED 2009 Full Year Guidance		Original 2009 Full Year Guidance
	Low	High	Low	High

Revenue	$1,876.0	$1,890.0	$1,919.0	$1,933.0

EBITDAR	$248.0	$251.0	$260.0	$264.0

EBITDA	$174.5	$177.5	$185.0	$189.0

Pre-tax earnings	$79.5	$81.7	$87.0	$89.5

Income from continuing operations	$46.9	$48.2	$51.3	$52.8

Diluted earnings per share	$1.07	$1.10	$1.15	$1.19

Diluted weighted average shares	44.0	44.0	44.5	44.5

EBITDAR margin	13.2%	13.3%	13.5%	13.7%

EBITDA margin	9.3%	9.4%	9.6%	9.8%

     Sun’s original 2009 guidance incorporated the assumption that Medicare rates would experience a market basket increase in the fourth quarter of 2009, consistent with Sun's experience in prior years. On July 31, 2009, the Centers for Medicare and Medicaid Services (CMS) issued its final rule for skilled nursing facilities for the federal fiscal year 2010, which covers the last three months of 2009 and the first nine months of 2010. The CMS rule provides for a market basket increase of 2.2 percent in Medicare rates, which is more than offset by a 3.3 percent decrease resulting from a forecast error correction also implemented by CMS. After incorporating the CMS rule with Sun's current patient and labor mix, Sun's management estimates that the net result of these adjustments will be a decrease of 0.85 percent in its fourth-quarter 2009 Medicare reimbursement rates from the rates effective for the third quarter of 2009, resulting in a decrease of $0.05 in fully diluted EPS from its previous estimate.

Sun’s original guidance anticipated an average year-over-year Medicaid rate increase of 200 basis points, which on a year-over-year comparative basis was a smaller increase than experienced in prior years. Due to current economic conditions, for 2009 and 2010 many states have implemented rate freezes and cuts in part to balance their budgets. States have also increased provider taxes by an amount that exceeds the associated revenue, creating a significant increase in expense. To date, 16 of the 25 states in which we operate have confirmed that they will use one or all of these budget-balancing methodologies. Sun's revised guidance incorporates the projected negative impact of the Medicaid rate freezes and cuts plus the unprecedented increases in provider tax rates. The aggregate Medicaid rate decease, net of related provider taxes, in the second half of 2009, results in a $0.05 reduction in fully diluted EPS from Sun's previous estimate.

     “The difficult reimbursement environment reflects the impact of the one-time adjustment referred to as the forecast error correction, impacting Medicare rates, and the effect of the current economic downturn in the states in which we operate. To mitigate the impact, we are implementing changes to reduce our infrastructure costs for the remainder of 2009 and through 2010. These changes include both a reduction in force and non-labor related reductions. None of the labor reductions occurs at the nursing center level, but rather they relate to overhead positions. Combined, these infrastructure reductions will effectively reduce our expenses by more than $10 million on an annualized basis. For the second half of 2009, these infrastructure reductions should reduce our overhead expenses by approximately $1.7 million. In addition, we expect to take a non-recurring charge of approximately $0.8 million in the third quarter primarily related to severance costs in connection with the restructuring," said Richard K. Matros, Sun’s chairman and chief executive officer. Matros continued, “In spite of these setbacks, we have not changed our core strategy, as we deem it critical to further mitigate the impact of the current environment as we move into 2010. We will continue to execute our plans to increase the number of high acuity patients we serve and to roll out our planned Rehab Recovery Suites®.”

About Sun Healthcare Group, Inc.

      Sun Healthcare Group, Inc., with executive offices in Irvine, California, owns SunBridge Healthcare Corporation and other affiliated companies that operate healthcare centers in many states. In addition, the Sun Healthcare Group family of companies provides therapy through SunDance Rehabilitation Corporation, hospice services through SolAmor Hospice and medical staffing through CareerStaff Unlimited, Inc.

     Statements made regarding 2009 guidance are not historical facts and are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate,” "expect," "hope,” "intend," "may” and similar expressions. Factors that could cause actual results to differ are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in Medicare and Medicaid reimbursements; our ability to maintain the occupancy rates and payor mix at our long-term care centers; potential liability for losses not covered by, or in excess of, our insurance; the effects of government regulations and investigations; the significant amount of our indebtedness, covenants in our debt agreements that may restrict our activities and our ability to incur more indebtedness and refinance indebtedness on favorable terms; the impact of the current economic downturn on our business; increasing labor costs and the shortage of qualified healthcare personnel; and our ability to receive increases in reimbursement rates from government payors to cover increased costs. More information on factors that could affect our business and financial results are included in our public filings made with the Securities and Exchange Commission, including our Annual Report on Forms 10-K and Form 10-K/A and Quarterly Reports on Forms 10-Q and 10-Q/A, copies of which are available on Sun’s web site, www.sunh.com.
     The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by Sun are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.
     EBITDA and EBITDAR are used in this press release and are non-GAAP financial measures. EBITDA is defined as earnings before income (loss) on discontinued operations, income taxes, loss (gain) on sale of assets, net, interest, net, depreciation and amortization. EBITDAR is defined as EBITDA before facility rent expense. EBITDA and EBITDAR are used by management to evaluate financial performance and resource allocation for each entity within the operating units and for Sun as a whole. EBITDA and EBITDAR are commonly used as analytical indicators within the healthcare industry and also serve as measures of leverage capacity and debt service ability. EBITDA and EBITDAR should not be considered as measures of financial performance under generally accepted accounting principles. As the items excluded from EBITDA and EBITDAR are significant components in understanding and assessing financial performance, EBITDA and EBITDAR should not be considered in isolation or as alternatives to net income (loss), cash flows generated by or used in operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA and EBITDAR are not measurements determined in accordance with generally accepted accounting principles in the United States and are thus susceptible to varying calculations, EBITDA and EBITDAR as presented may not be comparable to other similarly titled measures of other companies.
    Any documents filed by Sun with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and stockholders of Sun may obtain free copies of the documents filed with the SEC by contacting Sun’s investor relations department at (505) 468-2341 (TDD users, please call (505) 468-4458) or by sending a written request to Investor Relations, Sun Healthcare Group, Inc. 101 Sun Avenue N.E., Albuquerque, N.M. 87109. You may also read and copy any reports, statements and other information filed by Sun with the SEC at the SEC public reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or visit the SEC’s web site for further information.